Collectors Universe Reports Results for its First Quarter Ended September 30, 2008

NEWPORT BEACH, CA – November 10, 2008 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its first fiscal quarter of 2009 ended September 30, 2008.

For the first fiscal quarter of 2009, the Company reported net revenues of $9.7 million and a loss from continuing operations of $1.3 million, or $0.14 per diluted share.  This compares to net revenues of $10.8 million and a loss from continuing operations of $100,000, or $0.01 per diluted share, for the first fiscal quarter of 2008.  Such per share data, and all other per share data set forth in this press release, have been retroactively adjusted to give effect to the 10% stock dividend that we declared on September 26, 2008 and was distributed on November 3, 2008 to stockholders of record on October 20, 2008.

Operational and Financial Highlights

▪
Net revenues decreased 10% quarter-over-quarter to $9.7 million, primarily as a result of a 17% decrease in coin revenues, partially offset by increases in revenues in our other operating divisions, including the Company’s jewelry businesses.

▪	Jewelry grading revenues increased by 14% quarter-over-quarter to $435,000 from $380,000.

▪	More focused sales and marketing efforts resulted in a 14% quarter-over-quarter decrease in sales and marketing expenses, primarily in the Company’s jewelry businesses.

▪	Corporate expenses were reduced by 7%, the fifth consecutive quarter of such reductions.

▪	A 10% one-time stock dividend was declared to stockholders of record on October 20, 2008.

▪	The quarterly cash dividend of $0.25 per share was paid in the first quarter 2009; however, future payments of dividends were suspended due to market and economic conditions.

Michael Haynes, Chief Executive Officer, stated, “Our legacy coin and sports card grading businesses are in the process of adjusting capacity to meet current demand levels and we expect to see improvements in these businesses operating results over the next several quarters.  Although coin grading revenues were lower in the first quarter of fiscal 2009 over the prior year period, due to decreases in the volume of coin show and modern coin grading submissions, our core vintage coin grading business increased during the quarter, both in unit volume and revenue.  The jewelry segment continues to improve year over year, generating higher revenues while achieving reductions in its operating costs, continuing a trend of improved results in this segment that began in the previous quarter.”

First Fiscal Quarter Operating Results

Net revenues decreased 10% primarily from our coin division although these decreases were partially offset by increases in revenues of our other grading and related businesses, including our jewelry businesses.  The decline in coin revenues was due primarily to a reduction in coin show grading submissions, which we attribute to the economic conditions, the continued high price and volatility in gold prices and the tightening of available credit, all of which hampered dealers’ purchases of coins and, to a lesser extent, a decrease in modern coin grading submissions.

The gross profit margin was 46.5% in the first fiscal quarter of 2009 compared to 52.0% in the same quarter of last year.  The decrease was attributable to a lower gross margin earned on coin grading services due primarily to the reduction in coin show grading revenues (on which we earn a higher gross profit margin than on our other grading revenues) and the relatively fixed nature of many of our direct costs such that the decline in revenues discussed above did not result in a proportionate reduction in our direct costs.

Operating expenses were $5.9 million for the first quarter of fiscal 2009 compared to $6.2 million for the first quarter of fiscal 2008.  That decrease was primarily attributable to a $0.3 million reduction in sales and marketing expenses by our jewelry businesses.

Financial Condition

At September 30, 2008, cash and cash equivalents totaled $23.0 million.  Net cash usage was $0.4 million for the first fiscal quarter of 2009. At September 30, 2008, the Company had working capital of $23.0 million and no long-term debt.

Outlook

Haynes continued, “We are committed to a plan of increasing cash flow from all divisions, positive consolidated cash flow and consolidated profitability. Our cost reductions that began in the fourth fiscal quarter 2008 are beginning to take effect, with some improvements realized in this year’s first quarter and additional cost reductions expected in this year’s second and third quarters.  During the balance of this fiscal year, we expect to achieve increases in positive cash flow from our legacy collectibles businesses as a result of the capacity adjustments we are making and increased efficiencies designed to lower corporate expenses.  The jewelry businesses continue to grow at a moderate pace, and we believe our progress and penetration in these markets is encouraging.  With our balance sheet consisting of almost 50% cash and no debt, coupled with our operating improvements and market share in our various collectibles businesses, we believe we will be able to effectively navigate the Company through this period of challenging economic conditions and position ourselves to achieve further growth and improvements in our operating results as economic conditions begin to improve.”

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Monday, November 10th at 5:00 p.m. Eastern/2.00 p.m. Pacific. Interested parties may participate in the conference call by dialing 800-257-7087 or 303-228-2960, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through November 24, 2008, by dialing 800-405-2236 or 303-590-3000 and entering access code 11122375#. A live webcast of the conference call will also be available on the Collectors Universe website http://www.collectors.com under Investor Relations: Earnings Conference Calls. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, including the statements under the caption “Outlook” above, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur losses and the risk that deteriorating economic conditions in this country will lead to reductions in the demand for our services and, therefore, in our revenues and gross profits.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2008 which we filed with the Securities and Exchange Commission on September 30, 2008.  Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future performance based solely on historical financial performance.  We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the Securities and Exchange Commission.

Contact:

Joe Wallace
Chief Financial Officer
Collectors Universe
949-567-1245
Email: jwallace@collectors.com

Brandi Piacente
Investor Relations
The Piacente Group, Inc.
212-481-2050
Email: brandi@thepiacentegroup.com

- tables to follow -

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2008	2007
Net revenues	$9,692	$10,825
Cost of revenues	5,182	5,200
Gross profit	4,510	5,625

Selling and marketing expenses	1,730	2,018
General and administrative expenses	3,901	3,948
Amortization of intangible assets	310	270
Total operating expenses	5,941	6,236
Operating loss	(1,431)	(611)
Interest income, net	125	444
Other income	10	1
Loss before income tax benefit	(1,296)	(166)
Income tax benefit	-	(66)
Loss from continuing operations	(1,296)	(100)
Loss from discontinued operations (net of income taxes)	(1)	(10)
Net loss	$(1,297)	$(110)

Net loss per basic share:
Loss from continuing operations	$(0.14)	$(0.01)
Loss from discontinued operations, (net of income taxes)	-	-
Net loss	$(0.14)	$(0.01)

Net loss per diluted share:
Loss from continuing operations	$(0.14)	$(0.01)
Loss from discontinued operations, (net of income taxes)	-	-
Net Loss	$(0.14)	$(0.01)

Weighted average shares outstanding:
Basic	9,150	9,310
Diluted	9,150	9,310
Dividends declared per common share	$0.25	$0.25

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
	September 30,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$22,952	$23,345
Accounts receivable, net of allowance of $88 at September 30, 2008 and $79 at June 30, 2008	1,309	1,414
Refundable income taxes	575	575
Inventories, net	1,074	983
Prepaid expenses and other current assets	1,041	1,029
Customer notes receivable, net of allowance of $31 at September 30, 2008 and June 30, 2008	1,749	2,062
Net deferred income tax asset	486	486
Customer notes receivable held for sale	599	3,579
Receivable from sale of net assets of discontinued operations	92	92
Total current assets	29,877	33,565

Property and equipment, net	4,551	4,482
Goodwill	3,974	3,974
Intangible assets, net	8,417	8,494
Net deferred income tax asset	909	909
Note receivable from sale of discontinued operations	115	138
Other assets	463	456
	$48,306	$52,018
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,032	$1,870
Accrued liabilities	1,508	1,766
Accrued compensation and benefits	1,254	1,471
Income taxes payable	360	368
Deferred revenue	1,750	2,084
Current liabilities of discontinued operations	9	9
Total current liabilities	6,913	7,568

Deferred rent and other long-term liabilities	673	620
Commitments and contingencies	-	-
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 45,000 shares authorized; outstanding 9,189 at September 30, 2008 (including 828 shares issued on November 3, 2008 as a stock dividend) and 8,361 at June 30, 2008	9	8
Additional paid-in capital	76,273	75,996
Accumulated deficit	(35,562)	(32,174)
Total stockholders' equity	40,720	43,830
	$48,306	$52,108